Miller Industries, Inc. Announces Share Repurchase Program

Tuesday March 31, 4:35 pm Eastern Time

ATLANTA, March 31 /PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR - news) today announced that it may repurchase up to 2,000,000 shares of its common stock from time to time through September 30, 1998. Any such purchases, if made, could be in the open market at prevailing prices or in privately negotiated transactions. It is expected that such repurchased shares will be issued as consideration in business acquisitions currently being negotiated pursuant to the Company's ongoing strategy of acquiring towing service companies. Such repurchases will be suspended from time to time as required by applicable securities laws and regulations relating to such business acquisitions.

Miller Industries is a leading integrated provider of vehicle towing and recovery equipment and services. The Company markets its towing services under the national brand name Road0ne(TM) and its towing equipment under a number of well-recognized brands.

SOURCE: Miller Industries, Inc.